EXHIBIT 23.1

H.J. GRUY AND ASSOCIATES, INC.

333 Clay Street, Suite 3850, Houston, Texas 77002 • TEL. (713) 739-1000 • FAX (713) 739-6112

CONSENT OF H.J. GRUY AND ASSOCIATES, INC.

We hereby consent to the use of the name H.J. Gruy and Associates, Inc. and of references to H.J. Gruy and Associates, Inc. and to inclusion of and reference to our reports, or information contained therein, dated February 17, 2004, March 4, 2005, and February 21, 2006 prepared for Whittier Energy Corporation in the Whittier Energy Corporation Annual Report on Form 10-KSB for the year ended December 31, 2005.

H.J. GRUY AND ASSOCIATES, INC.

by:	/s/ Sylvia Castilleja
Sylvia Castilleja, P.E.
Senior Vice President

March 29, 2006

Houston, Texas